Exhibit 23.1

CONSENT OF VOLODYMYR MYADZEL

The undersigned hereby consents to:

(i)

The filing of the technical report summary entitled “S-K 1300 Technical Report Summary – Rio Piracicaba Project” with original issuance dated March 30, 2022 and updated on June 3, 2022 (the “TRS”) filed as Exhibit 96.1 to this Current Report on Form 8-K/A Amendment 1 dated June 3, 2022 of Brazil Minerals, Inc. (the “Company”) being filed with the United States Securities and Exchange Commission (the “Commission”);

(ii)

The incorporation by reference of such TRS into the Company’s Registration Statement on Form S-1/A Amendment 2 to be filed with the Commission (File No. 333-262399), and any amendments thereto (the “S-1”); and

(iii)	The use of my name in the S-1.

/s/ Volodymyr Myadzel
Volodymyr Myadzel

Date: June 3, 2022